Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of February 18, 2016 (the “Agreement”), by and between Great Plains Holdings, Inc., a Nevada corporation (the “Parent”) and Jerrick Ventures, Inc. a Nevada corporation, and subsidiary of the Parent (the “Subsidiary”).

WITNESSETH:

WHEREAS, the Parent desires to acquire all the assets, and to assume all of the liabilities and obligations, of the Subsidiary by means of a merger of the Subsidiary with and into the Parent, with the Parent being the surviving corporation (the “Merger”);

WHEREAS, the Parent owns one hundred percent (100%) of the outstanding shares of the Subsidiary’s stock entitled to vote;

WHEREAS, Section 92A.180 of the Nevada Revised Statutes (“NRS”) authorizes the merger of a subsidiary corporation into a parent corporation;

WHEREAS, the Parent shall be the surviving entity (the “Surviving Corporation”) and continue its existence as a Nevada corporation; and

WHEREAS, the board of directors of each of the Parent and the Subsidiary, respectively, have approved this Agreement and the consummation of the Merger.

NOW THEREFORE, the parties hereto hereby agree as follows:

1. The Merger.

(a) At the Effective Time (as defined below), (i) the Subsidiary shall be merged with and into the Parent, (ii) the separate existence of the Subsidiary shall cease, and (iii) the Surviving Corporation shall be the surviving entity and continue its existence as a Nevada corporation.

(b) The Merger shall become effective pursuant to the provisions of and the filing of an Articles of Merger with the Secretary of State of the State of Nevada in such form as is required by, and executed in accordance with, the applicable provisions of the NRS.  The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the “Effective Time.”

2. Exchange of Capital Stock.  At the Effective Time, each share of common stock, $0.001 par value per share, of the Subsidiary that is issued and outstanding immediately prior to the Effective Time shall not be converted or exchanged in any manner into shares of the Surviving Corporation and shall be cancelled.  Each issued and outstanding share of common stock, par value $0.001 per share of the Parent (the “Parent Common Stock”), shall not be converted or exchanged in any manner, but as of the Effective Time shall represent one share of common stock of the Surviving Corporation.

3. The Surviving Corporation.

(a) The Articles of Incorporation of the Subsidiary, in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, unless and until thereafter amended in accordance with its terms and applicable law, except that Article First of the Surviving Corporation’s Articles of Incorporation shall be amended to change the Surviving Corporation’s name to “Jerrick Media Holdings, Inc.” as soon as practicable.  The bylaws of the Subsidiary, in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, unless and until thereafter amended in accordance with applicable law.

(b) As soon as practicable after the Effective Time, the name of the Surviving Corporation shall be amended to Jerrick Media Holdings, Inc.

4. Transfer and Conveyance of Assets and Assumption of Liabilities.

(a) At the Effective Time, the Parent shall continue in existence as the Surviving Corporation; and without further transfer, all the property, rights, privileges, powers and franchises of the Subsidiary shall vest in the Surviving Corporation without further act or deed; and all debts, liabilities, obligations, restrictions, disabilities and duties of the Subsidiary shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation; and any claim or judgment against the Subsidiary may be enforced against the Surviving Corporation in accordance with Section 92A.250 of the NRS.

(b) If at any time the Parent shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in the Surviving Corporation the title to any property or right of the Subsidiary, or otherwise carry out the provisions hereof, the proper representatives of the Subsidiary, as of the Effective Time, shall execute and deliver any and all proper deeds, assignments and assurances, and do all things necessary and proper to vest, perfect or convey title to such property or right in the Surviving Corporation in order to carry out the provisions hereof.

5. Miscellaneous.

(a) Jeremy Frommer, Chief Executive Officer of the Parent, shall be authorized, at such time in his sole discretion as he deems appropriate, to execute, acknowledge, verify, deliver, file and record, for and in the name of the Parent, any and all documents and instruments including, without limitation, the Articles of Incorporation of the Surviving Corporation, and the Articles of Merger and the Certificate of Ownership, and shall do and perform any and all acts required by applicable law which the Surviving Corporation deems necessary or advisable, in order to effectuate the Merger.

(b) The representations, warranties and agreements contained in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

(c) Any provision of this Agreement may, subject to applicable law, be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by the Parent and the Subsidiary.

(d) No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(e) All prior or contemporaneous agreements, contracts, promises, representations, and statements, if any, between the Subsidiary and the Parent, or their representatives, are merged into this Agreement, and this Agreement shall constitute the entire understanding between the Subsidiary and the Parent with respect to the subject matter hereof.

(f) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

(g) This Agreement shall be construed in accordance with and governed by the internal laws of the State of Nevada, without reference to principles of conflicts of law.

(h) This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received the counterpart hereof signed by the other party hereto.

[-Signature Page Follows-]

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[-SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER-]

IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date first written above.

GREAT PLAINS HOLDINGS, INC. a Nevada corporation
By:	/s/ Jeremy Frommer
Name:	Jeremy Frommer
Title:	Chief Executive Officer

JERRICK VENTURES, INC. a Nevada corporation
By:	/s/ Jeremy Frommer
Name:	Jeremy Frommer
Title:	Chief Executive Officer

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